 Exhibit 4.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

MITCHELL MADISON GROUP L.L.C.,

USWEB ACQUISITION CORPORATION 137

AND

USWEB CORPORATION

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS

ARTICLE II - PURCHASE AND SALE OF TRANSFERRED ASSETS

2.01	Transferred Assets.	7

2.02	Purchase Price for the Transferred Assets.	7

2.03	Deferred Consideration.	8

2.04	Fractional Shares.	10

2.05	Lost, Stolen or Destroyed Certificates .	10

2.06	Allocation of Purchase Price.	10

2.07	Withholding Taxes.	10

ARTICLE III - ASSUMPTION OF LIABILITIES AND CONTRACTUAL OBLIGATIONS

3.01	Assumption of the Liabilities.	11

3.02	General.	11

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER

	ARTICLE VI - COVENANTS OF THE SELLER

6.01	Conduct of Business	31

6.02	Access and Information	33

6.03	No Solicitation	33

6.04	Confidentiality	34

6.05	Conduct of Business by the Company prior to the Effective Time.	34

	ARTICLE VII - COVENANTS OF USWEB AND THE BUYER

7.01	Confidentiality	35

7.02	S-3 Registration Statement.	35

7.03	Piggyback Registration Rights	37

	ARTICLE VIII - MUTUAL COVENANTS

8.01	HSR Filings	38

8.02	Employment Agreements	38

8.03	Securityholder Approval	38

8.04	Transfer of John Hogan's Interest	38

8.05	Shareholders Agreement	38

8.06	Further Actions.	38

	ARTICLE XI - CLOSING

11.01	Closing	41

11.02	Deliveries by the Seller	42

11.03	Deliveries by the Buyer	42

ARTICLE XIII INDEMNIFICATION

13.01	Indemnification by the Seller	45

13.02	Indemnification by the Buyer	46

13.03	Notice of Claim	46

13.04	Defense	46

13.05	Time for Claims	47

13.06	Limitation	47

13.07	Characterization	48

ARTICLE XIV - TERMINATION

14.01	Termination	48

14.02	Effect on Obligations	49

14.03	Topping Fee	49

ARTICLE XV - MISCELLANEOUS

SCHEDULES AND EXHIBITS

Schedule	1.	-	List of Subsidiaries

Schedule	2.03	-	Revenue Growth

Schedule	3.02	-	Excluded Liabilities

Schedule	4.01	-	List of Directors, Officers, Managers and Members of the Company

Schedule	4.08	-	Undisclosed Liabilities

Schedule	4.09	-	Changes in Operations

Schedule	4.10	-	Tax Disclosure

Schedule	4.11	-	Restrictions on Business Activities

Schedule	4.12(a)	-	Real Property Leased by the Company

Schedule	4.12(b)	-	Liens on Equipment

Schedule	4.12(c)	-	Equipment leased by the Company

Schedule	4.13(a)	-	Registered Rights, Actions and Proceedings

Schedule	4.13(b)	-	Transfer Restrictions on Technology and Intellectual Property Rights

Schedule	4.13(f)	-	Technology Ownership Disclosure

Schedule	4.13(g)	-	Technology Disclosure Relating to Employees of the Company

Schedule	4.13(h)	-	Form of Proprietary Information, Confidentiality and Assignment Agreement

Schedule	4.13(j)	-	List of Intellectual Property Licenses

Schedule	4.13(k)	-	Technology or Intellectual Property Rights Licensed to the Company

Schedule	4.13(l)	-	Indemnities of Third Parties Against Infringement Claims

Schedule	4.15	-	Agreements, contracts and commitments of the Company

Schedule	4.17	-	Governmental Authorizations

Schedule	4.18	-	Pending or Threatened Litigation against the Company

Schedule	4.22	-	Estimate of the Company's Expenses

Schedule	4.23(a)	-	Company Employee Plans and Employee Agreements

Schedule	4.23(c)	-	Employee Plan Compliance

Schedule	4.23(f)	-	Schedule - Post-Employment Obligations

Schedule	4.23(h)(i)	-	Payment of Benefits to Employees

Schedule	4.23(h)(ii)	-	Schedule - Parachute Payments

Schedule 4.23(j) - Collective Bargaining Agreements

Schedule 4.24 - Insurance Policies and Fidelity Bonds of the Company

Schedule 4.26 - Third Party Consents

Schedule 4.27 - Warranties and Indemnities by the Company

Schedule 6.01 - Conduct of Business

Schedule 8.02 - List of individuals to enter into an employment agreement with the Buyer.

Exhibit A         Membership Interests, Authorized Capital and Capital Stock of each Holder, the Seller and/or each Subsidiary

Exhibit B         Organizational Chart

Exhibit C         Company Financial Statements

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits hereto, this "Agreement"), dated July 30, 1999, is entered into by and among Mitchell Madison Group L.L.C., a Cayman Islands limited liability company (the "Seller"), USWeb Corporation, a Delaware corporation ("USWeb"), and USWeb Acquisition Corporation 137, a Delaware corporation (the "Buyer").

RECITALS:

WHEREAS, the Seller has a three level expansion strategy that reflects its belief that its total value can be enhanced by activities that would enable the Buyer to both capture the latent value of its own franchise and realize the synergies of the Seller's consulting activities.

WHEREAS, the Seller believes this expansion will be achieved by a combination of (i) expanding the Seller's traditional consulting services by growing its own people as well as by recruiting talent from other firms, (ii) using the Seller's knowledge of business-to-business transactions to build and sell e-commerce ventures and solutions, including electronic markets and web based auctions, and (iii) retaining ownership of key functions and divisions of the Seller's clients, turn them around by applying the Seller's unique combination of people, skills and knowledge, and then returning them to their previous owners or IPO/sell them.

WHEREAS, the Seller desires to sell and the Buyer desires to acquire substantially all of the assets of the Seller on the terms and conditions set forth in this Agreement.

 NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

 As used in this Agreement, the following terms shall have the following meanings:

  " Acquisition Proposal" - Defined in Section 6.03.

  "Affiliate " - Any other person or entity under common control with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

   "Ancillary Agreements" - Defined in Section 4.04.

 "Assumed Liabilities" - The Seller's liabilities reflected in the Balance Sheet, as adjusted for the liabilities of Mitchell Madison Group Limited transferred to the Seller upon the dissolution of Mitchell Madison Group Limited, (with the exception of the Excluded Liabilities) and no other liabilities of any kind, whether accrued, absolute, contingent, matured, unmatured or other.

"Balance Sheet " - Defined in Section 4.07.

  " Buyer" - USWeb Acquisition Corporation 137, a wholly owned subsidiary of USWeb.

  " Buyer's Counsel" - Wilson Sonsini Goodrich & Rosati.

 " Closing" - Defined in Section 11.01.

 "Closing Date" - Defined in Section 11.01.

 " COBRA" - The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

 "Code " - The Internal Revenue Code of 1986, as amended.

"Company" - Defined in Section 4.01.

"Company Agreement " - Defined in Section 4.09(i).

 " Company Employee Plan" - Any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

 " Company Authorizations" - Defined in Section 4.17.

 " Company Financials" - Defined in Section 4.07.

"Company Intellectual Property" shall mean any Technology and Intellectual Property Rights, including Registered Intellectual Property Rights (as defined below), that are owned or licensed or claimed to be owned or licensed by the Company.

 " Conflict" - Defined in Section 4.05.

"Contract " - Defined in Section 4.15(b).

 " Customer Information" - All customer files and other information relating to the Company's current and former customers.

 "DOL " - The Department of Labor.

"Effective Time " - Defined in Section 11.01.

"Employee " - Any current or former employee, consultant or director of the Seller or any Affiliate.

 " Employee Agreement" - Each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Seller or any Affiliate and any Employee.

 " Equipment" - Defined in Section 4.12(c).

"ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

 " Exchange Act" - The Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

 " Excluded Assets" - All of the Seller's right, title and interest in and to Mitchell Madison Group Limited, Hudson Charles Group L.L.C., International Sourcing Services L.L.C. and the Founders Fund, which assets are not being sold, transferred, conveyed or assigned by the Seller to the Buyer.

 " Excluded Liabilities" - The Seller's liabilities described in Schedule 3.02.

  " FMLA" - The Family Medical Leave Act of 1993, as amended.

 "GAAP " - Generally accepted accounting principles as in effect in the United States from time to time.

"Governmental Authority" - Any nation or government, any state or other political subdivision thereof, and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

 " Holder" - Each of the individuals whose names is set forth on Exhibit A hereto.

 " Holder Certificate" - As described in Section 4.04.

"HSR Act " - The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"Indemnified Party " - Defined in Section 13.03.

 " Indemnity Obligor" - Defined in Section 13.03.

 " Information Technology" - Defined in Section 4.14.

 " Intellectual Property" - All trademarks, service marks and trade names listed in Schedule 4.13.

"Intellectual Property Rights " shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents "); (ii) all rights in and to trade secrets and know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all rights in industrial designs and any registrations and applications therefor throughout the world; (v) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all rights in trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (vi)  any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

 "International Employee Plan" - Each Company Employee Plan that has been adopted or maintained by the Seller or any Affiliate, whether informally or formally, or with respect to which the Seller or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

"IRS" - The Internal Revenue Service.

 "Lien" - Defined in Section 4.10.

 "Loss" - Defined in Section 13.01.

"Material Adverse Effect " - A material adverse effect on the business, operations, property or financial condition of the Company, taken as a whole, or of USWeb, taken as a whole, as the case may be, or on the transactions contemplated hereby.

"Material Contracts" - All contracts, commitments, agreements (including agreements for the borrowing of money or the extension of credit), leases, licenses, guarantees, understandings and obligations, whether written or oral, to which the Seller or any of the Subsidiaries is party or by which any of them are bound.

 "Multiemployer Plan" - Any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section  3(37) of ERISA.

 "Original Payment " - Defined in Section 2.02(b)(i)

 "PBGC" - The Pension Benefit Guaranty Corporation

"Pension Plan" - Each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA

 "Person" - An individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Plans" - (i)  Employee benefit plans as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated; (ii) employment agreements; and (iii) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including, without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive and health, disability and welfare.

"Proceeding" - Commencement of any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard before or otherwise involving any court, governmental agency or entity or arbitration.

"Purchase Price" - Defined in Section 2.02.

"Registered Intellectual Property Rights" shall mean to the extent owned or claimed to be owned or filed in the name of, or applied for by the Company all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

"Representatives" - Defined in Section 7.01.

"Requirements of Law" - As to any Person, the Certificate of Incorporation, Memorandum and Articles of Association or By-laws, Certificate of Limited Partnership or Limited Partnership Agreement or other organizational or governing documents of such Person, and any law (statutory or otherwise), treaty, rule or regulation or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"SEC" - The Securities and Exchange Commission.

"SEC Reports" - All forms, reports and documents together with all exhibits required to be filed with the SEC since December 5, 1997.

"Securities Act" - The Securities Act of 1933, as amended.

"Seller" - Mitchell Madison Group, L.L.C., a Cayman Islands limited liability company.

"Seller's Counsel" - Cadwalader, Wickersham & Taft.

"Shares" - Defined in Section 2.02(a)(i).

"Subsidiaries" - Listed in Schedule 1.

"Tax or Taxes" - (i)  Any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

"Tax Return or Tax Returns " - Any report, return declaration or other information, or any amendment thereof, required to be filed or supplied in connection with any Tax.

"Technology" shall mean any or all of the following: (i) works of authorship describing or embodying technology including, without limitation, computer programs, source code and executable code, whether embodied in software or otherwise, and their documentation, designs, files, records and data; (ii) inventions (whether or not patentable) and improvements; (iii) proprietary and confidential information describing or embodying technology, including technical data and lists of technical customers and suppliers, and trade secrets and know how describing or embodying technology; (iv)  databases, data compilations and collections describing or embodying technology and technical data; (v) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes describing or embodying Technology; and all instantiations of the foregoing in any form and embodied in any media.

"Third Party Claim" - Defined in Section 13.03.

"Transferred Assets" - All of the Company's assets except for the Excluded Assets.

"USWeb" - USWeb Corporation, a Delaware corporation.

"USWeb Ancillary Agreements " - Defined in Section 5.03.

"USWeb Financials" - Defined in Section 5.06.

"Year One Deferred Consideration" - Defined in Section 2.02(b)(ii).

"Year Two Deferred Consideration" - Defined in Section 2.02(b)(iii).

ARTICLE II - PURCHASE AND SALE OF TRANSFERRED ASSETS

2.01 Transferred Assets.

(a) At the Effective Time and subject to the terms and conditions of this Agreement, the Buyer shall purchase and acquire and accept from the Seller and the Seller shall sell, transfer, convey and assign to the Buyer the Transferred Assets and all rights thereto.

(b) None of the Excluded Assets are being acquired by the Buyer pursuant to this Agreement.

2.02 Purchase Price for the Transferred Assets.

(a) The aggregate purchase price (the "Purchase Price") to be paid by the Buyer to the Seller for the Transferred Assets shall be:

  (i) 14,420,320 shares of USWeb common stock, par value $.001 per share (the "Shares") subject to adjustment as provided in Section 2.03 hereof; plus

  (ii) an amount in cash payable on or before January 31 of each year, starting in January 2000 and continuing until an aggregate amount of up to $10,000,000 has been paid, the amount paid with respect to each year shall equal the aggregate amount of interest payments on the " deferred tax liability" as defined pursuant to Section 453A(c) of the Code required for the year preceding the year of the payment by the Holders as of the Closing Date with respect to the transactions contemplated hereby, as such interest payment shall have been computed by PricewaterhouseCoopers LLP with respect to such year. No amount in excess of such aggregate interest obligations shall be paid or payable thereafter pursuant to this Section 2.02(a)(ii).

(b) The Buyer shall pay the Purchase Price to the Seller as follows:

(i) At the Closing Date, 7,210,160 shares of the USWeb common stock ("Original Payment" ), by delivery of the share certificates representing such Shares; plus

(ii) Promptly after the first anniversary of the Closing Date, the Buyer shall deliver to the Seller 3,605,080 shares of USWeb common stock ("Year One Deferred Consideration") by physical delivery of the share certificates representing such Shares, subject (a) to any adjustment in the number of such Shares required to reflect any stock dividend, stock split or other change in the Buyer's capital stock in connection with any combination of Shares, recapitalization, merger, consolidation or other reorganization; (b) to any adjustment required pursuant to the revenue growth provisions set forth in Section 2.03 hereof; and (c) to any adjustments pursuant to the indemnification provision of Section 13.01; and

(iii) Promptly after the second anniversary of the Closing Date, the Buyer shall deliver to the Seller 3,605,080 shares of USWeb common stock ("Year Two Deferred Consideration") by physical delivery of the share certificates representing such Shares, subject (a) to any adjustment in the number of such Shares required to reflect any stock dividend, stock split or other change in the Buyer's capital stock in connection with any combination of Shares, recapitalization, merger, consolidation or other reorganization, and (b) to any adjustment required pursuant to the revenue growth provisions set forth in Section 2.03 hereof; and (c) to any adjustment pursuant to the indemnification provision of Section 13.01; and

(iv) On or before January 31, 2000 and on or before each January 31 thereafter cash in an aggregate amount up to $10,000,000 to satisfy the buyer's obligation to the Seller pursuant to Section 2.02(a)(ii) but in no event shall the aggregate of payments under this Section 2.02(b)(iv) exceed $10,000,000.

2.03 Deferred Consideration.

(a) Definitions.

(i) "Revenues" are revenues as defined by GAAP (explicitly excluding pass-through) recognized by the strategy consulting practice established as a result of the actions provided for in this Agreement.

(ii) "Year 1" is October 1, 1999 to September 30, 2000, and "Year 2" is October 1, 2000 to September 30, 2001.

(iii) "Year 1 Base Revenues " are $190,200,000, to be adjusted by agreement among the parties for the addition of USWeb's existing strategy consulting practice and, if mutually agreed, any subsequent acquisitions. " Year 2 Base Revenues" are the greater of (i) the revenues attained by the Seller in Year 1, or (ii) the Year 1 Base Revenues.

(iv) "Annual Growth Rate " means the percentage increase in Revenues during Year 1 or Year 2 over the Year 1 Base Revenues or Year 2 Base Revenues, respectively; provided that for Year 2, the Annual Growth Rate shall be deemed to be increased by a "credit factor" equal to the product of (x) one-half the number of percentage points that the Annual Growth Rate for Year 1 exceeds 25%, times (y) the " Margin Factor" (defined below) for Year 1.

(v) "Revenue Factor" is 100% minus 3% for each point the Annual Growth Rate is below 25%.

(vi) "Operating Margin " means Revenues minus cost of revenues and operating expenses as defined by GAAP and determined using the accounting principles and practices of Buyer in accordance with GAAP.

(vii) "Margin Factor" is 100% minus 4% for each of the first 10 points the Operating Margin is below 15%, and minus 10% for each point the Operating Margin is below 5% (that is, 4% for each point between 15% and 5%, and 8% for each point below 5%).

(b) Adjustment of Deferred Consideration. In each of Year 1 and Year 2, if Annual Growth Rate is at least 25% and the Operating Margin is at least 15%, there shall be no adjustment to the Year 1 Deferred Consideration or the Year 2 Deferred Consideration, as the case may be. Otherwise, the Year 1 Deferred Consideration or the Year 2 Deferred Consideration shall be adjusted by multiplying such amount by the Revenue Factor and the Margin Factor.

The following table shows examples of the Revenue Factor and the Margin Factor for various values of Annual Revenue Growth and Operating Margin (all numbers are percentages):

Annual Growth Rate		Revenue Factor	Operating Margin	Margin Factor

25		100	15	100
20		85	12	88
15		70	9	76
10		55	6	64
5		40	3	40
0		25	0	10
-5		10	-1	0
-8	1/3	0

For example, if the Annual Growth Rate is 12%, the percentage is 13 points below 25, so the Revenue Factor is 100% minus (3% times 13), or 61%. Similarly, if the Operating Margin is 10, the percentage is 5 points below 15, so the Margin Factor is 100% minus (4% times 5), or 80%. The Deferred Compensation for the year would then be adjusted by multiplying it by 61% times 80%, or 48.8%.

(c) Determinations. The computations set forth above shall be completed by the Chief Accounting Officer of USWeb within 40 days after the end of each of Year 1 and Year 2. When completed, the computation shall be delivered to John Hogan (or his successor in office) for his review and approval or rejection on behalf of the Seller. If John Hogan approves the computation, the number of shares shall be fixed accordingly. If John Hogan does not approve the computation within five business days, such computation will be referred to a committee consisting of USWeb's CEO and CFO and Tom Steiner (or their respective successors in office) for their approval, which must be unanimous. If this committee cannot approve the computation within ten business days, the matter will be referred to USWeb's audit committee for resolution by unanimous vote. If the audit committee cannot so agree within 30 calendar days, the matter shall be submitted for arbitration in the same manner as other disputes in this Agreement.

(d) Issuance of Deferred Consideration. Within five business days after final determination of the computations set forth above, USWeb shall issue to the Seller the Year 1 or Year 2 Deferred Consideration, as applicable and as adjusted as set forth above. During the resolution of any issues regarding the computations, USWeb shall issue any amounts not in dispute.

2.04 Fractional Shares. No fractional share of USWeb Common Stock shall be issued in connection with the Agreement. In lieu thereof, the number of shares otherwise issued or issuable shall be rounded to the nearest whole share, with one-half share or more being rounded up.

2.05 Lost, Stolen or Destroyed Certificates.   In the event any Certificates shall have been lost, stolen or destroyed, USWeb's transfer agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of USWeb common stock as may be required pursuant to Section 2.02; provided, however, that USWeb or such transfer agent may require posting of the bond prior to issuance of any such replacement certificate.

2.06 Allocation of Purchase Price. The Buyer and the Seller shall allocate the Purchase Price (and all other capitalized costs, including any Seller's liabilities other than Excluded Liabilities) among the Transferred Assets, and the Non-Competition Agreement, as defined in Section 12.07, which allocation to such Non-Competition Agreement shall not exceed $100,000, in accordance with the allocation schedule (the "Allocation Schedule"), which Allocation Schedule shall be completed by the end of the 30 day period following the Closing Date. By the end of such 30 day period following the Closing Date, the Buyer and the Seller shall sign the Allocation Schedule and exchange executed copies thereof. The Buyer and the Seller agree to file IRS Form 8594, and all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule. The Buyer and the Seller agree to promptly provide the other with any information required to complete IRS Form 8594. In the event of any disagreement between the Buyer and the Seller with respect to the Allocation Schedule, an independent evaluator selected by the Buyer and the Seller shall make the final determination of the proper allocation of the Purchase Price and other proceeds to be reflected on such Allocation Schedule, which determination shall be binding on the Buyer and the Seller.

2.07 Withholding Taxes. Payment of the Purchase Price shall be subject to all applicable withholding taxes, including but not limited to taxes required to be withheld under Sections 1441, 1442, 1445 and 1446 of the Code. The Buyer shall allow the Seller to provide documentation establishing the exemption of any portion of the Purchase Price from withholding taxes. The Buyer shall, thirty days prior to any payment of the Purchase Price, provide the Seller with an estimate of the amount of (based on the current trading price of USWeb common stock) and the basis for any reduction in the payments provided for under Section 2.02 of this Agreement, and the Seller shall have from that time until three days prior to such Payment to provide documentation reducing or eliminating such withholding taxes. Subject to the foregoing, in the event that any withholding of taxes is required with respect to any payment made to the Seller in shares of USWeb Common Stock, the Buyer shall compute such required withholding taxes and shall reduce the number of shares of USWeb common stock delivered by the number of shares of USWeb common stock having a value equal to the amount of the taxes required to be withheld. For this purpose, the value of USWeb common stock shall be deemed to be the average trading price of USWeb common stock during the 10 day period prior to the two days prior to any such payment date.

ARTICLE III - ASSUMPTION OF LIABILITIES AND CONTRACTUAL OBLIGATIONS

3.01 Assumption of the Liabilities.

(a) On the terms and subject to the conditions set forth herein, on the Closing Date, the Seller will assign to the Buyer and the Buyer will assume from the Seller, the Assumed Liabilities. Except for the Assumed Liabilities, the Buyer shall not assume any liabilities or obligations of the Seller.

(b) The Buyer expressly agrees, effective at the Effective Time, to assume the Assumed Liabilities and thereafter to pay, perform and discharge in full, in accordance with their terms where applicable, the Assumed Liabilities. Nothing contained in this Agreement shall require the Buyer to pay, perform or discharge any of the Assumed Liabilities so long as the Buyer shall in good faith contest or cause to be contested the amount or validity thereof or shall in good faith assert any defense or offset thereto, and the Seller shall provide reasonable assistance to the Buyer in so contesting and defending such claims. Notwithstanding anything contained in this Agreement to the contrary, the Buyer shall not assume, pay, satisfy or discharge any of the Assumed Liabilities to the extent that such Assumed Liabilities are insured against (or but for the transfer of the Assets and assignment and assumption of the Assumed Liabilities pursuant to this Agreement, would have been insured against) by a third party under policies of insurance which the Seller is unable to assign to the Buyer and which are maintained by the Seller.

3.02 General.

(a) The Buyer is not assuming and shall not be liable for or with respect to any of the Excluded Liabilities as described in Schedule 3.02 hereto.

(b) Notwithstanding anything in this Agreement to the contrary, in no event shall any liability of a Holder be assumed by the Buyer.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to USWeb and the Buyer as follows:

4.01 Organization of the Seller.   The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each Subsidiary is a corporation, limited liability company or partnership, as the case may be, duly organized and validly existing under the laws of their respective jurisdictions of formation. The Seller and each Subsidiary (individually and collectively, the "Company") has the power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has delivered a true and correct copy of each of its charter documents, each as amended to date, to Buyer. Schedule 4.01 lists the directors, officers, managers, and members of the Company. The operations now being conducted by the Company have not been conducted under any other name.

4.02 Company Capital Structure.

(a) Other than the shares of membership interests described in Exhibit A, there is no membership interest in the Seller of any kind outstanding or otherwise issuable pursuant to any agreement or understanding. Other than the shares of membership interests described in Exhibit A, there is no membership interest in each Subsidiary which is a limited liability company of any kind outstanding or otherwise issuable pursuant to any agreement or understanding. The authorized capital stock of each corporate Subsidiary and the shares of membership interests of the Seller and each Subsidiary which is a limited liability company are held by the Persons with the domicile addresses and in the amounts set forth on Exhibit A. There are no other classes or series of capital stock of each corporate Subsidiary of any kind outstanding or issuable. All outstanding shares of membership interests of the Seller and each Subsidiary of the Seller which is a limited liability company and all shares of common stock of each Subsidiary which is a corporation, as the case may be, are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Formation, Limited Liability Company Agreement, Articles of Incorporation, or By-laws, as the case may be, or any other charter documents, of the Company, or any agreement to which the Company is a party or by which it is bound.

(b) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which a Subsidiary is a party or by which it is bound obligating any such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of membership interests, shares of the capital stock of, or other interests in, such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

4.03 Subsidiaries; Predecessors.   Other than the Subsidiaries, the subsidiaries listed in the organizational chart attached hereto as Exhibit B and as otherwise disclosed in Exhibit B, the Seller (i) does not have any subsidiary or affiliated company and does not otherwise own any shares of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity, (ii) has never had any material subsidiary or affiliated company and has never otherwise owned shares of or any interest in or controlled, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity, and (iii) has no other predecessor in interest.

4.04 Authority.   The Seller has all requisite power and authority to enter into this Agreement and all other agreements required by the terms hereof to be entered into by the Seller (the "Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and constitute the valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. Each Holder has all requisite legal authority and power, without approval from any other person, to execute and deliver a Holder Certificate which shall be in form and substance satisfactory to counsel for each of the Buyer and the Seller.

4.05 No Conflict.   The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a " Conflict") under (i) any provision of the Certificate of Formation, Limited Liability Company Agreement, Articles of Incorporation, or Bylaws, as the case may be, or any other charter documents, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets are subject, or (iii) assuming compliance with the requirements of the HSR Act and U.S. and foreign "blue sky" law, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of the Holders or any of their properties or assets.

4.06 Consents.   No Governmental Authority or consent, waiver, approval, order or authorization of any third party, including a party to any agreement with the Company, is required by or with respect to the Company (or by any Holder with respect to his or her Holder Certificate, his or her voting agreement, if any, and any other certificates or agreements executed by the Holder in connection with the transaction contemplated by this Agreement and the Ancillary Agreements) in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required, hereby or thereby, under applicable securities laws or the HSR Act and except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not provided, would not in the aggregate result in a Material Adverse Effect.

4.07 Company Financial Statements.   Exhibit C sets forth certain financial statements of the Company (the "Company Financials "). The Company Financials, which include information with respect to International Sourcing Services L.L.C. (which is an Excluded Asset) have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly in all material respects the financial condition, operating results and cash flows of the Company, including information with respect to International Sourcing Services L. L. C. (which is an Excluded Asset) as of the dates and during the periods indicated therein, subject in the case of the unaudited financial statements to normal year-end adjustments, which will not be material in amount or significance. The Company's most recent balance sheet included in the Company Financials shall be referred to as the "Balance Sheet."

4.08 No Undisclosed Liabilities.   Except as described in Schedule 4.08, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except as reflected in the Balance Sheet, or in the ordinary course of business consistent with past practices since the date of the Balance Sheet.

4.09 No Changes.   Except as described in Schedule 4.09, since the date of the Balance Sheet, there has not been, occurred or arisen any:

(a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to the Certificate of Formation, Limited Liability Company Agreement, Articles of Incorporation, or Bylaws, as the case may be, or any other charter documents, of the Company;

(c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $350,000;

(d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

(e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(g) declaration, setting aside or payment of a dividend or other distribution (except distributions by the Company to its members in the ordinary course of business) with respect to the Company's shares of membership interests or capital stock, as the case may be, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of membership interests or capital stock, as the case may be;

(h) material increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, other than in the ordinary course of business, or the material declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person, other than in the ordinary course of business;

(i) any agreement, contract, lease or commitment (each a "Company Agreement") or any extension or modification the terms of any Company Agreement which (i) involves the payment of greater than $350,000 per annum or which extends for more than one year, (ii) involves any payment or obligation to any affiliate of the Company other than in the ordinary course of business as conducted on that date and consistent with past practices, or (iii) involves the sale of any material assets;

(j) sale, lease, license or other disposition of any of the assets or properties of the Company, or any creation of any security interest in such assets or properties except in the ordinary course of business as conducted on that date and consistent with past practices;

(k) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

(l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

(m) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any material account receivable of the Company outside of the ordinary course of the Company's business, consistent with past practice;

(n) the commencement or notice or threat of commencement of any lawsuit or proceeding against, or investigation of, the Company or its affairs;

(o) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 4.13 below) or notice of infringement by the Company of any third party's Intellectual Property rights;

(p) issuance or sale by the Company of any of its shares of membership interests or capital stock, as the case may be, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

(q) any event or condition of any character that has or may have a Material Adverse Effect on the Company; or

(r) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (q) (other than the transactions contemplated by this Agreement).

4.10 Tax Matters.

(a) Tax Returns and Audits. No representation or warranty is made hereby with respect to the Tax liabilities of the Seller except with respect to Tax liabilities arising as a consequence of or resulting from the transactions contemplated hereby. Except as set forth on Schedule 4.10 hereto:

  (i) The Company as of the Closing Date will have prepared and timely filed or made a timely request for extension for all Tax Returns relating to any and all Taxes, requiring the filing of Tax Returns, concerning or attributable to the Company or its operations, and such Tax Returns are true and correct and have been completed in accordance with applicable law in all respects.

  (ii) The Company as of the Closing Date (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld and timely remitted with respect to its employees all income taxes and other Taxes required to be withheld and remitted.

  (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or, to the Company's knowledge, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (iv) No audit or other examination of any Tax Return of the Company, is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

  (v) The Company has made or will make available to the Buyer or its legal counsel, copies of all foreign, federal and state income and all state sales and use Tax Returns filed for all years as to which any applicable statute of limitations has not expired.

  (vi) There is no mortgage, pledge, security interest or lien or other encumbrance (each a "Lien ") of any sort on the assets of the Company relating to or attributable to Taxes other than Liens for taxes not yet due and payable.

  (vii) As of the Closing, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under Sections  162(m), or 404 of the Code.

  (viii) The Company is not a party to a tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

  (ix) The Seller and the Subsidiaries which are entities formed in the United States use the cash method of accounting for U.S. Federal income tax purposes. The Subsidiaries which are entities formed outside the United States use the accrual method of accounting for U.S. income tax purposes. The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

  (x) The Seller and each of the Subsidiaries (other than Mitchell Madison Group Limited) qualify (and all entities formed under U.S. state law have qualified since their formation) as a partnership or a disregarded entity for all U.S. Federal income tax purposes and state income tax purposes, where an income tax return has been filed.

  (xi) To the extent required by applicable law, the Company has filed an Income Tax Return in each jurisdiction (and for each period) for which it has (or had) a permanent establishment Schedule 4.10 lists each jurisdiction in which the Company files Tax Returns.

  (xii) Neither the Company nor any Subsidiary is currently (or has been) a controlled foreign corporation under Section 957 of the Code, a foreign personal holding company under Section 552 of the Code or a passive foreign investment company under Section 1297 of the Code.

  (xiii) The Company has complied with all information reporting and withholding requirements under Sections 1441, 1442 and 1446 of the Code.

  (xiv) There is no withholding required under Section 1445 of the Code (or any other provision) on the payments contemplated by this Agreement.

4.11 Restrictions on Business Activities.   Except as set forth in Schedule 4.11, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Holder is a party or otherwise binding upon the Company which has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Except as set forth in Schedule 4.11, the Company has not entered into any agreement under which the Company is restricted from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company does not own any real property, nor has it ever owned any real property. Schedule 4.12(a) sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financials or in Schedule 4.12(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

(c) Schedule 4.12(c) lists all material items of equipment owned or leased by the Company (the "Equipment") and such Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information relating to Company's current and former customers (the "Customer Information"). Other than normal rights of Company's customers to their own information, no third party possesses any claims or rights with respect to use of the Customer Information.

4.13 Intellectual Property.

(a) Schedule 4.13(a) lists all Registered Intellectual Property Rights and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any Registered Intellectual Property Rights or Intellectual Property of the Company.

(b) Each item of Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Except as disclosed on Schedule 4.13(b), in each case in which the Company has acquired any Technology or Intellectual Property Right from any person, the Company has either obtained a valid and enforceable assignment sufficient to transfer irrevocably all rights in such Technology and Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or the Company has rights to use and to license others to use such Technology and Intellectual Property Rights adequate to conduct the business of the Company as heretofore conducted.

(c) The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

(d) Each item of the Company Intellectual Property is free and clear of any Liens except for non-exclusive licenses granted to end-user customers in the ordinary course of business. The Company is the exclusive owner of all the Company Intellectual Property.

(e) All Company Intellectual Property will be fully transferable, alienable or licensable by the Buyer and/or USWeb without restriction and without payment of any kind to any third party.

(f) Except as disclosed on Schedule 4.13(f), all Technology used in or necessary to the conduct of the Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have either granted the Company rights adequate for the uses made by the Company or have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company.

(g) Except as disclosed on Schedule 4.13(g), all employees of the Company have entered into a valid and binding written agreement with the Company sufficient to vest title in the Company of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Company.

(h) Except as disclosed on Schedule 4.13(h), the Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has and enforces a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto in Schedule 4.13(h), and all current and former employees, consultants and contractors of the Company have executed such an agreement.

(i) Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performances of services (including products, technology or services currently under development).

(j) Other than inbound " shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth in Schedule 4.13(j), the contracts, licenses and agreements listed in Schedule 4.13(j) list all contracts, licenses and agreements to which the Company is a party with respect to any material Technology or Intellectual Property Rights. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(k) Except as disclosed on Schedule 4.13(k), no Person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

(l) Schedule 4.13(l) lists all material contracts, licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any Person other than the Company.

(m) The operation of the business of the Company as it is currently conducted or is contemplated to be conducted including the design, development, use, import, marketing, manufacture and sale of the products, Technology or services (including products, Technology or services currently under development) of the Company, does not and will not, and will not when conducted by USWeb and/or the Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any Person claiming that such operation or any act, product, Technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(n) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other Person with respect to the Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(o) To the Company's knowledge, no Person is infringing or misappropriating any Company Intellectual Property Right.

(p) No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(q) Neither this Agreement nor the transactions contemplated by this Agreement, will (i) grant to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, USWeb or the Buyer, (ii) bind or subject USWeb or the Buyer to any non-compete, non-solicitation or other restriction on the operation or scope of its business, or (iii) obligate USWeb or the Buyer to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing.

4.14 Year 2000 Compliance.   To the knowledge of the Company, all of the Company's Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

4.15 Agreements, Contracts and Commitments.

(a) Except as described on Schedule 4.15, the Company does not have, or is not bound by:

  (i) any collective bargaining agreement,

  (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

  (iii) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

  (iv) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

  (v) any fidelity or surety bond or completion bond,

  (vi) any lease of personal property having a value individually in excess of $350,000,

  (vii) any agreement of indemnification or guaranty,

  (viii) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of the Company's consultants or partners to engage in any line of business or to compete with any Person,

  (ix) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $350,000,

  (x) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

  (xi) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (vii) hereof,

  (xii) any purchase order or contract for the purchase of materials involving $350,000 or more,

  (xiii) any construction contracts,

  (xiv) any distribution, joint marketing or development agreement, or

  (xv) any other agreement, contract or commitment that (A) involves $350,000 or more or (B) is not cancelable without penalty within 30 days.

(b) The Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, license or commitment to which it is a party, by which it benefits or by which it is bound (any such agreement, contract, license or commitment, a " Contract"), nor is the Company or any Holder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the transactions contemplated herein so that all such Contracts will remain in effect without modification after the Closing.

4.16 Interested Party Transactions.   No officer, director, manager or Holder of the Company who is currently employed by the Company and, to the knowledge of the Company, no Holder who is not employed by the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity " for purposes of this Section 4.16.

4.17 Governmental Authorization.   Schedule 4.17 accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Authority (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

4.18 Litigation.   Except as shown on Schedule 4.18, there is no action, suit or proceeding of any nature pending, or to the knowledge of the Company or the Holders threatened, against the Company, its properties or any of its officers, directors, governors, managers, or members, nor is there any reasonable basis therefor. There is no investigation pending or, to the knowledge of the Company or the Holders who are currently employed by the Company threatened, against the Company, its properties or any of its officers or directors (nor, to the knowledge of the Company, is there any reasonable basis therefor) by or before any governmental entity. No governmental entity (in its capacity other than as a client of the Company) has at any time challenged or questioned the legal right of the Company to offer or sell any of its products or services in the present manner or style thereof.

4.19 Accounts Receivable.

(a) The Company has made available to the Buyer a list of all accounts receivable of the Company as of the date of the Balance Sheet ("Accounts Receivable"), together with the number of days that have elapsed since each invoice.

(b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Balance Sheet. No Person other than PNC Bank, National Association has any Lien on any of such Accounts Receivable and no demand or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

4.20 Minute Books.   The written consents, resolutions and minutes of the Company made available to counsel for the Buyer are the only written consents, resolutions and minutes of the Company and contain an accurate summary in all material respects of all meetings and written actions of the Managers and/or Board of Directors (or committees thereof) of the Company and its members or shareholders, as the case may be, since the time of formation or incorporation, as the case may be, of the Company.

4.21 Environmental Liabilities.   No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any environmental permit, hazardous material or any hazardous materials activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

4.22 Brokers' and Finders' Fees; Third Party Expenses.   Except as set forth in Schedule 4.22, the Company has not incurred nor will it incur, directly or indirectly, any liability for brokers or finders fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 4.22 sets forth the Company's current reasonable estimate of all third party expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

4.23 Employee Matters and Benefit Plans.

(a) Schedule. Schedule 4.23(a) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to USWeb in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

(b) Documents. The Company has provided (or will provide prior to Closing) to the Buyer: (i)  correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv)  if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v)  the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence between the Company and the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(c) Employee Plan Compliance. Except as set forth on Schedule 4.23(c), (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section  4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan (other than those set forth in Schedule 4.18); (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Parent, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections  4975 through 4980 of the Code.

(d) Pension Plan. Except as set forth on Schedule 4.23(a), neither the Company nor any Affiliate has previously or currently maintains, sponsors, participates in or contributes to a Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. As of the Effective Time each such Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and has not incurred any "accumulated funding deficiency," as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived.

(e) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

(f) No Post-Employment Obligations . Except as set forth in Schedule 4.23(f), no Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

(g) COBRA etc. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Heath and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

(h) Effect of Transaction.

  (i) Except as set forth on Schedule 4.23(h)(i) the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

  (ii) Except as set forth on Schedule 4.23(h)(ii), no payment or benefit which will or may be made by the Company with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

(i) Employment Matters. Each of the Subsidiaries (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv)  is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against any of the Subsidiaries under any worker's compensation policy or long-term disability policy.

(j) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 4.18 or Schedule 4.23(j), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 4.23(j), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(k) International Employee Plan . Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

4.24 Insurance.   Schedule 4.24 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company and the Holders have no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

4.25 Compliance with Laws.   Except as otherwise provided in any of the Schedules to this Agreement, the Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

4.26 Third Party Consents.   Except as provided in Schedule 4.26, no consent or approval is needed from any third party in order to effect the transactions contemplated herein.

4.27 Warranties; Indemnities.   Schedule 4.27 sets forth a summary of all warranties and indemnities relating to products sold or services rendered by the Company, and no warranty or indemnity has been given by the Company which differs therefrom in any material respect. Schedule 4.27 also indicates all warranty and indemnity claims in excess of $200,000 made against the Company.

4.28 Complete Copies of Materials.   The Seller has delivered or made available true and complete copies of each document, or summaries of same) (or the Seller indicated that such document was either not available or not applicable) that has been requested by USWeb or the Buyer.

4.29 Business Plan.   The Seller has provided to Buyer a current, accurate and detailed business plan for the Company's planned operations during the twelve months following the Closing Date which includes, without limitation, a description of the Company's capital requirements, staffing needs, and a pro forma income statement.

4.30 Holder Investment Representations.  Seller understands that, and Seller will inform its stockholders that, (i) the Shares to be acquired pursuant to this Agreement are characterized as "restricted securities" under the federal securities laws as they are being acquired from USWeb in a transaction not involving a public offering; (ii) the Shares to be acquired pursuant to this Agreement have not been registered under the Securities Act or any state securities laws, by reason of their issuance by USWeb in a transaction exempt from the registration requirements thereof, and (iii) the Shares to be acquired pursuant to this Agreement may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

4.31 Representations Complete.   None of the representations or warranties made by the Company, nor any certificate furnished by the Company or the Holders pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Holders in connection with soliciting their consent to this Agreement and the transactions contemplated herein, contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4.32 Fairness Opinion.   The Board of Directors of the Seller has received an oral statement from Donaldson, Lufkin & Jenrette Securities Corporation (to be confirmed in a written opinion) to the effect that as of the date hereof, the transactions contemplated herein are fair to the Seller and its Holders from a financial point of view.

4.33 Hudson Charles Group L.L.C.   Hudson Charles Group L.L.C. has no assets other than a 1% ownership interest in International Sourcing Services, L.L.C., a Delaware limited liability company.

4.34 Holders.   Each Holder is the beneficial and legal owner of the securities set forth opposite such Holder's name in Exhibit A, attached hereto, free and clear of all liens and encumbrances and subject to the restrictions contained in the Seller's Shareholders Agreement and subject to the restrictions on transfer imposed under applicable securities laws. Further, the Company represents on behalf of the Holders that the securities identified opposite each such Holder's name in Exhibit A, attached hereto, are all of the shares of common interests of the Company owned of record or beneficially by such Holders.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF USWEB AND THE BUYER

USWeb and the Buyer represent and warrant to the Seller as follows:

5.01 Organization, Standing and Power.   Each of USWeb and the Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the corporate power to own its properties and to carry on its business as now being conducted; and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on USWeb.

5.02 Capital Structure.

(a) The authorized capital stock of USWeb consists of 200,000,000 shares of Common Stock, $0.001 par value, of which 76,854,544 shares were outstanding as of June 30, 1999, and 1,000,000 shares of preferred stock, $0.001 par value, none of which is outstanding. Except (i) with respect to USWeb's stock option and stock purchase plans and certain employment agreements, each as further described in USWeb's SEC Reports, and (ii) as set forth in the prospectus contained in USWeb's "shelf" Registration Statement on Form S-4, as amended, describing USWeb's ongoing acquisition strategy, there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which USWeb is a party or by which it is bound obligating USWeb to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of USWeb or obligating USWeb to grant, extend, or enter into any such option, warrant, call, right, commitment or agreement (it being understood that the number of shares of USWeb Common Stock issued in the future pursuant to such commitments may exceed the number of shares currently registered on such Form S-4 and on the Company's currently effective Forms S-8).

(b) The shares of USWeb Common Stock to be issued pursuant to this Agreement, when issued as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable.

(c) The authorized capital stock of the Buyer consists of 1,000 shares of common stock, $0.001 par value, all of which are outstanding. There are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Buyer is a party or by which the Buyer is bound obligating the Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Buyer or obligating the Buyer to grant, extend, or enter into any such option, warrant, call, right, commitment or agreement.

(d) The shares of the Buyer common stock are validly issued, fully paid and non-assessable.

5.03 Authority.   USWeb and the Buyer have all requisite corporate power and authority to enter into this Agreement and all other agreements required by the terms hereof to be entered into by USWeb or the Buyer (the "USWeb Ancillary Agreements ") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the USWeb Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of USWeb and the Buyer. This Agreement and the USWeb Ancillary Agreements have been duly executed and delivered by USWeb and the Buyer and, assuming the due authorization, execution and delivery by the Company and the Holders, constitute the valid and binding obligations of USWeb and the Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.04 No Conflict.   The execution and delivery of this Agreement and the USWeb Ancillary Agreements by USWeb and the Buyer do not, and the consummation of the transactions contemplated hereby and thereby will not, result in a Conflict with (i) assuming compliance with the requirements of all USWeb investor rights agreements, any provision of the respective Certificate of Incorporation or Bylaws of USWeb or the Buyer, (ii) assuming compliance with the requirements of all USWeb investor rights agreements, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, or license to which USWeb or the Buyer or any of their assets are subject, or (iii) assuming compliance with the requirements of the HSR Act, U.S. and foreign "blue sky" law and all USWeb investor rights agreements, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to USWeb or the Buyer or their respective properties or assets. No consent, waiver, approval, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to any of the USWeb or the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Consents.   No Governmental Authority or consent, waiver, approval, order or authorization of a third party, including a party to any agreement with USWeb or the Buyer (so as not to trigger any Conflict), is required by or with respect to USWeb or the Buyer in connection with the execution and delivery of this Agreement or USWeb Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required, hereby or thereby, under applicable securities laws or the HSR Act.

5.06 USWeb Financial Statements.   The financial statements of USWeb included in USWeb's Forms 10-K and 10-Q, as amended (the " USWeb Financials"), are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. USWeb Financials present fairly in all material respects the financial condition, operation results and cash flows of USWeb on a consolidated basis as of the dates and during the periods indicated therein, subject in the case of the unaudited financial statements to normal year-end adjustments, which will not be material in amount or significance.

5.07 Information Statement.   The information supplied by USWeb for inclusion in the Company's proxy or information statement shall not, on the date such information statement is first mailed to the Holders or at the time of the meeting of the Holders held to approve the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the meeting of the Holders held to approve the transactions contemplated by this Agreement which has become false or misleading. Notwithstanding the foregoing, USWeb makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

5.08 SEC Filings.   USWeb has filed the SEC Reports and has made available to the Company the SEC Reports. The SEC Reports (i) as of their respective dates were prepared in accordance with the requirements of the Exchange Act as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or, in the case of the SEC Reports filed under the Securities Act, when such filing became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.09 Complete Copies of Materials.   USWeb has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by the Company or its counsel.

5.10 Fairness Opinion.   The Board of Directors of USWeb has received an oral opinion from Morgan Stanley & Co. Incorporated (to be confirmed in writing) to the effect that as of the date hereof, the transaction contemplated herein is fair to USWeb from a financial point of view.

5.11 S-3 Registration Statement. The S-3 Registration Statement will contain, and the Prospectus and any amendments or supplements thereto will contain, all statements which are required to be stated therein by, and will conform in all material respects to the requirements of, the Securities Act and the rules and regulations thereunder. The S-3 Registration Statement and any amendment thereto will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The final Prospectus and any amendments and supplements thereto will not contain any untrue statement of material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that USWeb makes no representations or warranties as to information contained in or omitted from the final S-3 Registration Statement or the final Prospectus, or any such amendment or supplement, in reliance upon, and in conformity with, written information furnished to USWeb by or on behalf of the Seller, any stockholder of the Seller or any underwriter mutually selected by the Seller and USWeb.

ARTICLE VI - COVENANTS OF THE SELLER

The Seller covenants and agrees with the Buyer as follows:

6.01 Conduct of Business.   Except as otherwise specified herein or in Schedule 6.01 hereof, from the date hereof to the Closing Date, except as provided by this Agreement or as the Buyer shall otherwise consent in writing, the Seller and each Subsidiary shall:

(a) not enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section  4.09;

(b) continue to carry on its business, maintain its facilities and equipment and keep its books of account, records and files in substantially the same manner as heretofore carried on and maintained;

(c) continue to conduct its business in accordance and in compliance with all applicable laws and rules and regulations in all material respects as heretofore operated;

(d) maintain in full force and effect through the Closing Date property damage, liability and other insurance with respect to its assets at levels of coverage reasonable and customary in the consulting industry;

(e) refrain from selling, leasing, licensing or otherwise transferring or disposing of any of its assets or properties, except for (i) the Seller's Excluded Assets, or (ii) assets disposed of in the ordinary course of business;

(f) not make any material distribution of assets of the Seller or any Subsidiary or declare, pay or set aside for payment any dividend (of any kind or nature) or distribution with respect to the Shares, except for allocations or payment of corporate expense and interest expense consistent with past practice;

(g) not alter the term of any existing Material Contract except where such alteration would not have a Material Adverse Effect;

(h) refrain from issuing, selling, delivering, or agreeing to issue, sell or deliver, any capital stock, warrants, options or similar rights or other corporate securities of the Seller or any Subsidiary;

(i) refrain from repurchasing, redeeming and making a distribution with respect to, any shares of capital stock of the Seller or any Subsidiary, except as otherwise provided in this Agreement;

(j) refrain from effecting any recapitalization of capital stock of the Seller or any Subsidiary and making any amendment, whether by merger, consolidation or otherwise, to the Certificate of Incorporation, By-laws or other charter documents of the Seller or any Subsidiary;

(k) refrain from (i) merging or consolidating with or into any other corporation or entity (except for any merger, liquidation or dissolution of Mitchell Madison Group Limited), (ii) conveying, selling, leasing or otherwise disposing of in any transaction or related series of transactions all or substantially all of the property, business or assets of the Seller (except the transfer of Mitchell Madison Group UK Holding Limited to any affiliate of the Seller to which USWeb consents), and (iii) acquiring by purchase the business, assets or stock of any business;

(l) use reasonable efforts to preserve intact the business organization of the Seller and each Subsidiary and to keep available the services of their present key employees, and use reasonable efforts to preserve the goodwill of those having business relationships with the Seller or the Subsidiaries;

(m) comply with all other laws, rules and regulations to which the Seller and each of the Subsidiaries and their respective businesses, are subject, except where the failure to comply would not have a Material Adverse Effect;

(n) refrain from (i) granting any increase in the compensation of employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except for reasonable increases in the ordinary course of business and consistent with past practice; (ii) assuming or incurring any lien in respect to the property of the Seller or any Subsidiary, other than liens made in the ordinary course of business; (iii) entering into any agreement that is material to the Seller and the Subsidiaries, taken as a whole, except in the ordinary course of business;

(o) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(p) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement, except in the ordinary course of business and consistent with past practices;

(q) grant any severance or termination pay (i) to any director or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

(r) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(s) pay, discharge or satisfy, in an amount in excess of $100,000 (in any one case) or $350,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements (or the notes thereto);

(t) not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(u) not enter into any strategic alliance or joint marketing arrangement or agreement; and

(v) refrain from agreeing, whether in writing or otherwise, to do any of the foregoing;

in each case, except where failure to do any of the foregoing would not have a Material Adverse Effect and provided that nothing contained in this Section shall require the Seller or any Subsidiary to incur any extraordinary cost or make any extraordinary payment.

6.02 Access and Information.   During the period commencing on the date hereof and ending on the Closing Date, the Seller shall permit the Buyer and its counsel, accountants and other representatives reasonable access during normal business hours to all the properties, assets, employees, books, records, agreements and other documents of the Seller and each of the Subsidiaries; provided that the Buyer will obtain the approval of John Hogan or Kay Dryden (or their successors in office) prior to each visit to any of the Seller's or any Subsidiary's premises, whose approval shall not be unreasonably withheld. The Seller shall furnish to the Buyer and its representatives all information concerning the Seller and the Subsidiaries as the Buyer may reasonably request; provided that such information is prepared by the management in the ordinary course of business. The Seller will cause its employees, accountants and other agents to furnish to the Buyer such additional financial and operating data and information (including information relating to tax matters) as the Buyer may from time to time reasonably request, provided that such information is prepared in the ordinary course of business. Any investigation by the Buyer pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the normal operation of the Seller and the Subsidiaries. The Buyer and its representatives shall be accompanied on any visits to the premises of the Seller or any of the Subsidiaries by representatives of the Seller. No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligation of the parties to consummate this transaction.

6.03 No Solicitation.   Neither the Seller, the Subsidiaries nor any representatives of the Seller, will directly or indirectly, through any partner, officer, director, agent or otherwise (a) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of assets or capital stock of the Seller or any Subsidiary or any other transaction that would result in the transfer of control of the Seller or any Subsidiary or an investment by any Person in the Seller or any Subsidiary (each an " Acquisition Proposal") or (b) participate in any discussions or negotiations regarding an Acquisition Proposal or any of the foregoing or furnish to any Person any information concerning the Seller or any Subsidiary or any of the foregoing, except to the extent required by law or fiduciary duty, or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing, except as may be required for the Board of Directors to comply with its fiduciary duties under applicable law.

6.04 Confidentiality.   In consideration of the confidential nature of certain of the information which will be provided to the Seller by the Buyer, USWeb and any of their agents prior to the Closing, the Seller agrees to retain in confidence, and to require its directors, officers, employees, consultants, professional representatives and agents (collectively, its " Representatives") to retain in confidence all information (including all reports analyses, notes or other information that are based on, contain or reflect any confidential information, the " Notes") transmitted or disclosed to it by the Buyer, USWeb or any of their agents, and further agrees that, it will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information so obtained or revealed, except that the Seller may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby. Confidential information shall be held in confidence by the Seller and its representatives until such information becomes public knowledge without breach of this Agreement. In making such information available to its Representatives, the Seller shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted hereby. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed if it is required by court order or decree or applicable law. If the Seller shall be required to make disclosure of any such information by operation of law, the Seller shall give the Buyer prompt prior notice of the making of such disclosure and shall use all reasonable efforts to afford the Buyer an opportunity to contest the making of such disclosure. In the event that the Closing does not occur, the Seller shall immediately deliver, or cause to be delivered, to the Buyer (without retaining any copies thereof) any and all documents, statements or any other information, regardless of the form stored or transmitted, obtained from the Buyer, USWeb or any of their agents that contain confidential information of the Buyer, USWeb or any of their agents, and destroy all Notes and promptly deliver to the Buyer a certificate executed by a duly authorized officer of the Seller indicating that the requirements of this sentence have been satisfied in full.

6.05 Conduct of Business by the Company prior to the Effective Time.

(a) The Company agrees to terminate its 401(k) plan immediately prior to the Closing, unless the Buyer, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Seller with written notice of such election at least three (3) days before the Effective Time. Unless the Buyer provides such notice to the Seller, the Buyer shall receive from the Seller evidence that the Company's 401(k) plan has been terminated pursuant to resolution of such entity's Board of Directors or equivalent (the form and substance of which resolutions shall be subject to review and approval of the Buyer), effective as of the day immediately preceding the Closing Date.

(b) The Company agrees to terminate any and all group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA immediately prior to Closing. The Buyer shall receive from the Seller evidence that the Company plan(s) has been terminated pursuant to resolution of such entity's Board of Directors or equivalent (the form and substance of which resolutions shall be subject to review and approval of the Buyer), effective as of the day immediately preceding the Closing Date.

(c) The Seller agrees to liquidate its wholly-owned Irish Subsidiary, Mitchell Madison Group Limited, prior to the Closing Date. The Buyer shall receive from the Seller evidence that Mitchell Madison Group Limited has been liquidated pursuant to resolution of such entity's Board of Directors or equivalent on or before the Closing Date.

ARTICLE VII - COVENANTS OF USWEB AND THE BUYER

USWeb and the Buyer covenant and agree with the Seller as follows:

7.01   Confidentiality.   In consideration of the confidential nature of certain of the information which will be provided to the Buyer by the Seller, the Subsidiaries and any of their agents prior to the Closing, the Buyer agrees to retain in confidence, and to require its directors, officers, employees, consultants, professional representatives and agents (collectively, its "Representatives") to retain in confidence all information (including all reports analyses, notes or other information that are based on, contain or reflect any confidential information, the "Notes") transmitted or disclosed to it by the Seller, the Subsidiaries or any of their agents, and further agrees that, it will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information so obtained or revealed, except that the Buyer may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby and the parties from which the Buyer seeks financing and their representatives. Confidential information shall be held in confidence by the Seller and its representatives until such information becomes public knowledge without breach of this Agreement. In making such information available to its Representatives, the Buyer shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted hereby. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed if it is required by court order or decree or applicable law. If the Buyer shall be required to make disclosure of any such information by operation of law, the Buyer shall give the Seller prompt prior notice of the making of such disclosure and shall use all reasonable efforts to afford the Seller an opportunity to contest the making of such disclosure. In the event that the Closing does not occur, the Buyer shall immediately deliver, or cause to be delivered, to the Seller (without retaining any copies thereof) any and all documents, statements or any other information, regardless of the form stored or transmitted, obtained from the Seller, the Subsidiaries or any of their agents that contain confidential information of the Seller, the Subsidiaries or any of their agents, and destroy all Notes and promptly deliver to the Seller a certificate executed by a duly authorized officer of the Buyer indicating that the requirements of this sentence have been satisfied in full.

7.02   S-3 Registration Statement.

(a) As soon as practicable, USWeb shall file with the SEC a registration statement on Form S-3 (the "S-3 Registration Statement") covering the number of Shares payable to the Seller on the Closing Date pursuant to Section 2.02(b)(i) having an aggregate market value of at least $125 million on the Closing Date (determined by reference to the closing price of USWeb common stock as reported by Nasdaq on the date two days preceding the Closing Date), and USWeb shall use commercially reasonable efforts to cause such S-3 Registration Statement to become effective as soon as practicable thereafter. USWeb acknowledges and agrees that the offering of shares of USWeb common stock covered by the S-3 Registration Statement will be an underwritten offering and that the underwriter or underwriters for such offering shall be mutually selected by the Seller and USWeb.

With respect to the registration to be effected pursuant to this Section 7.02(a), USWeb further agrees as follows:

(i) USWeb shall prepare and file with the SEC such amendments and supplements to the S-3 Registration Statement and the prospectus used in connection with such S-3 Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all shares of USWeb common stock covered by such S-3 Registration Statement;

(ii) USWeb shall furnish to the Seller, the stockholders of Seller and the underwriter such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the shares of USWeb common stock covered by the S-3 Registration Statement;

(iii) USWeb shall use commercially reasonable efforts to register and qualify the Shares covered by the S-3 Registration Statement under such other securities or "blue sky" laws of such jurisdictions as shall be reasonably requested by Seller, the stockholders of Seller or any underwriter;

(iv) USWeb shall enter into and perform its obligations under a customary underwriting agreement;

(v) USWeb shall promptly notify Seller and the stockholders of Seller: (i) when the S-3 Registration Statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to the S-3 Registration Statement has been filed and, with respect to the S-3 Registration Statement or any post-effective amendment, when the same has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the S-3 Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by USWeb of any notification with respect to the suspension of the qualification of any Shares for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose; and (iv) of the existence of any fact of which USWeb becomes aware which results in the S-3 Registration Statement, the prospectus related thereto or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(vi) Notwithstanding the foregoing, USWeb shall not be obligated to take any action pursuant to this Section 7.02 either (i) in any particular jurisdiction in which USWeb would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless USWeb is already subject to service in such jurisdiction and except as may be required by the Securities Act; or (ii) if USWeb shall furnish to such Holders a certificate signed by the President of USWeb stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to USWeb or its shareholders for registration statements to be filed in the near future, then USWeb's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred 120 days from the receipt of the request to file such registration by such Holder or Holders.

(vii) USWeb shall use commercially reasonable efforts to have the Shares covered by the S-3 Registration Statement to be listed on the principal securities exchange on which similar securities issued by USWeb are then listed (if any), or, if similar securities are reported on the Nasdaq, to be reported on Nasdaq;

(viii) USWeb shall use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the S-3 Registration Statement;

(ix) USWeb shall make reasonably available its employees and personnel and otherwise provide reasonable assistance to the underwriter (taking into account the needs of USWeb's business); and

(x) USWeb shall bear all customary expenses incurred in connection with such registration, filing or qualification; provided, however, the Seller will pay all underwriting commissions and discounts and USWeb will reimburse the Seller as consideration for this Agreement for one-half (1/2) of such their underwriting discounts and commissions pursuant to the S-3.

(b) USWeb shall enter into such customary agreements (including, as discussed under subsection (a)(iv) above, underwriting agreements in customary form) and, from and after the date hereof, shall take all such other actions as the Seller reasonably requests in order to expedite or facilitate the disposition of the shares being sold pursuant to the S-3 Registration Statement on the Closing Date (including, without limitation (i) using commercially reasonable efforts to cause senior members of management to participate in customary "road show " activities, (ii) causing to be delivered to the underwriters and the Seller opinions of counsel to USWeb and comfort letters from the independent public accountants of USWeb in customary form, which cover such matters as are customarily covered by opinions and comfort letters for an underwritten offering and (iii) taking any such other actions as are usual and customary in connection with an underwriting offering of equity securities.

(c) Seller acknowledges that other stockholders of Buyer have existing rights that permit those stockholders to include shares in the S-3 Registration Statement.

7.03 Piggyback Registration Rights. USWeb agrees that during the period commencing on the Closing Date and ending on the date which is 18 months following the Closing Date, Seller and the stockholders of Seller shall have "piggyback registration" rights for the Shares acquired hereunder which are not covered by the S-3 Registration Statement. At the Closing, USWeb shall enter into an agreement providing for such piggyback registration rights substantially comparable to those contained in the piggyback registration rights agreement to which USWeb is currently a party providing the selling stockholders with the most favorable rights.

ARTICLE VIII - MUTUAL COVENANTS

USWeb and the Buyer covenant and agree with the Seller as follows:

8.01 HSR Filings.   The Buyer and the Seller shall, as promptly as practicable following the execution of this Agreement, and in cooperation with each other, file with the Department of Justice and the Federal Trade Commission the premerger notification forms and any other documents required under the HSR Act, and each shall use commercially reasonable efforts to obtain earliest termination of all waiting periods under the HSR Act. The Buyer shall be responsible for and shall pay all fees assessed in connection with the filing of such forms and documents.

8.02 Employment Agreements.   The Buyer and the Seller mutually agree that on or before the Closing the holders of common interests of the Seller whose names are set forth in Schedule 8.02 each shall have entered into an employment agreement with the Buyer.

8.03 Securityholder Approval.   The Buyer and the Seller mutually agree that on or before the Closing the Seller shall have obtained the required approval of the transactions contemplated by this Agreement by the Holders in accordance with all applicable law.

8.04 Transfer of John Hogan's Interest. As promptly as practicable following the execution of this Agreement and on or before the Closing, for no additional consideration the Seller and the Buyer shall enter into an agreement with John Hogan to effect the transfer to the Seller of all of John Hogan's right, title and interest in Mitchell Madison Consulting Group, Inc. and Mitchell Madison Group (Del.) LLC. Such agreement shall be in the form and substance mutually satisfactory to the Seller and the Buyer.

8.05 Shareholders Agreement. The Seller shall use commercially reasonable efforts to have the Seller's Shareholders Agreement amended and restated and approved by the requisite number of Holders. The Seller shall (A) use commercially reasonable efforts to have such Amended and Restated Shareholders Agreement be in a form and substance satisfactory to USWeb, (B) grant USWeb a veto right over the voting rights of such Holders (subject to limited exceptions) and (C) provide USWeb a seat on the Board of Directors of the Seller.

8.06 Further Actions.

(a) The Seller and the Buyer each will immediately notify the other of any litigation, arbitration or administrative proceeding pending, or to its knowledge, threatened against any party hereto which challenges the transactions contemplated in this Agreement.

(b) Each party hereto agrees to use commercially reasonable efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement. Specifically, but without limiting the generality of the foregoing, the Buyer and the Seller shall use commercially reasonable efforts to make or obtain all consents, approvals, authorizations, registrations and filings with all Federal, State or local judicial or governmental authorities or administrative agencies as are required in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IX - CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived in writing by the Buyer prior to the Closing Date:

9.01 Representations and Warranties.   The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty) on the date of this Agreement and (unless expressly made as of a date other than the Closing Date) shall be true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty) on the Closing Date as though made on and as of the Closing Date. The Buyer shall have received a certificate executed by the Seller dated as of the Closing Date, certifying the satisfaction of the conditions in this Section.

9.02 Compliance with Covenants.   The Seller shall have duly performed and complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Buyer shall have received a certificate executed by an officer of the Seller dated as of the Closing Date, certifying the satisfaction of the conditions in this Section.

9.03 Absence of Litigation.   No action, suit or claim or proceeding shall be overtly threatened or pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

9.04 HSR Act.   All applicable waiting periods under the HSR Act shall have expired or been terminated.

9.05 Effective S-3 Registration.   USWeb shall have an effective Registration Statement on Form S-3.

9.06 Claims.   There shall not have occurred any claims (whether or not asserted in litigation) which may have a Material Adverse Effect on the Seller.

9.07 Third Party Consents.   Any and all consents, waivers and approvals listed in Schedule 4.26 and all waivers of any restrictions to the business activity of the Seller enumerated in Schedule 4.26 shall have been obtained.

9.08 No Material Adverse Changes.   There shall not have occurred any material adverse change in the business, assets (including tangible assets), results of operations, liabilities (contingent or accrued) or financial condition of the Seller since the date of the Balance Sheet.

9.09 Seller's Holders Approval.   The requisite percentage of the Seller's Holders shall have approved this Agreement and the transactions contemplated thereby, all Holders that will become USWeb employees shall have entered into a written agreement regarding noncompetition, nonsolicitation, the offering and related matters, and no Seller's Holders shall have exercised, or have any continuing right to exercise, appraisal, dissenters' or similar rights by virtue of the Asset Purchase.

9.10 The Sellers Agreements.   The Company shall have provided evidence satisfactory to USWeb of (A) the amendment of the Seller's Shareholders Agreement pursuant to Section 8.05, (B) the termination of all severance agreements and material employment agreements, other than standard nondisclosure, nonsolicitation and similar proprietary information agreements, and (C) the amendment of the Seller's Founders Fund.

9.11 Termination of Plans.   The Seller shall have terminated any Plans required to be terminated pursuant to Section 6.05.

9.12 Audit.   Seller's independent auditors shall have completed at Seller's sole expense an audit of the Seller's financial records for the period ended December 31, 1998 and delivered to Seller an unqualified opinion with respect thereto.

9.13 Fairness Opinion.  The Board of Directors of Seller shall have received a fairness opinion from Donaldson Lufkin & Jenrette Securities Corporation to the effect that the transactions contemplated herein are fair to the Seller and its Holders from a financial point of view.

ARTICLE X - CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

The obligations of the Seller to consummate the transaction contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived in writing by the Seller prior to the Closing Date:

10.01 Representations and Warranties.   The representations and warranties of the Buyer and USWeb contained in this Agreement shall have been true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty) on the date of this Agreement and (unless expressly made as of a date other than the Closing Date) shall be true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty) on the Closing Date as though made on and as of the Closing Date. The Seller shall have received a certificate executed by an officer of the Buyer dated as of the Closing Date, certifying the satisfaction of the conditions in this Section.

10.02 Compliance with Covenants.   The Buyer and USWeb shall have duly performed and complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior the Closing Date. The Seller shall have received a certificate executed by an officer of the Buyer dated as of the Closing Date, certifying the satisfaction of the conditions in this Section.

10.03 Absence of Litigation.   No action, suit, claim or proceeding against the Buyer or USWeb shall be overtly threatened or pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

10.04 HSR Act.   All applicable waiting periods under the HSR Act shall have expired or been terminated.

10.05 Effective S-3 Registration.   USWeb shall have an effective Registration Statement on Form S-3.

10.06 No Injunction, etc.   No injunction, restraining order, or order of any nature by a Federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance of the Shares.

10.07 Listing of Shares.   The Shares covered by the S-3 Registration Statement shall have been approved for listing on Nasdaq.

10.08 Blue Sky Qualifications.   The Shares covered by the S-3 Registration Statement shall have been, to the extent required by law, registered and qualified under the securities or "blue sky " laws of such jurisdictions as shall have been reasonably requested by the Seller or any underwriter selected by the Seller.

10.09 Piggyback Registration Rights Agreement.   The Registration Rights Agreement described in Section 7.03 shall have been executed by the Seller, the stockholders of the Seller and USWeb.

10.10 Regulation D.   The issuance of USWeb common stock contemplated by this Agreement shall constitute a legally permissible private transaction under Regulation D of the Securities Act in the reasonable judgment of Buyer's Counsel.

ARTICLE XI - CLOSING

11.01 Closing.   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cadwalader, Wickersham & Taft in New York, New York or such other place as agreed to between the Seller and the Buyer at 10:00 a.m. local time on September 9, 1999; provided, however, as follows: (a) if one or more conditions to this Agreement is/are not satisfied by such date, the party benefiting from such condition may elect, in its sole discretion, one or more postponements of the Closing for the purpose of enabling such condition to be satisfied; and (b) upon agreement of the parties hereto, the Closing may be changed to a different date; provided that, notwithstanding the provisions of the preceding subparagraphs (a) and (b), in no event may the Closing be postponed beyond October 23, 1999. The date of the Closing is referred to as the "Closing Date." The Closing when completed shall be deemed to have occurred at 12:01 a.m., local time, on the Closing Date (the "Effective Time").

11.02 Deliveries by the Seller.   At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

(a) A certificate of the Seller confirming the satisfaction of the conditions set forth in Sections 9.01 and 9.02 hereof as to representations, warranties and covenants.

(b) A copy of all corporate resolutions authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, accompanied by the certification of the Secretary of the Seller to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

(c) The stock certificates representing all of the issued and outstanding shares of each Subsidiary, duly endorsed in blank.

(d) The minute books, corporate seals and stock transfer records of the Subsidiaries.

(e) Such other documents, certificates and information as the Buyer may reasonably request.

11.03 Deliveries by the Buyer.   At the Closing, USWeb and the Buyer shall deliver or cause to be delivered to the Seller the following:

(a) A Registration Rights Agreement, executed by USWeb and in form reasonably satisfactory to the Seller.

(b) A certificate of an officer of the Buyer confirming the satisfaction of the conditions set forth in Sections 10.01 and 10.02 as to representations, warranties and covenants.

(c) A copy of all corporate resolutions authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, accompanied by the certification of the Secretary of USWeb and of the Buyer to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

(d) Such other documents, certificates and information as the Seller may reasonably request.

ARTICLE XII - ACTIONS BY THE SELLER AND THE BUYER AFTER THE CLOSING

12.01 Annual Growth Rate. The Buyer shall support the Seller's efforts to increase the Annual Growth Rate (as defined in Section 2.03(a)(iv)) to the extent such efforts are not expected by the Buyer, in its reasonable good faith expectations, to reduce the Margin Factor (as defined in Section 2.03(a)(vii)) by an amount greater than the anticipated corresponding increase in the Revenue Factor (as defined in Section 2.03(a)(v)).

12.02 Stock Options.   Promptly after the Closing, the Buyer shall grant options to purchase 9.0 million shares of the Buyer's common stock at the fair market value thereof on the Closing Date, such options to be allocated among the Company's employees as agreed to at or before the Closing by the Buyer and the Seller.

12.03 Transfer Restrictions. The Seller covenants not to distribute the Purchase Price or any of the Shares to any Holder until such Holder has signed and delivered to the Seller a Holder Certificate.

12.04 Books and Records; Access to Information.

(a) On and after the Closing Date, the Seller shall permit the Buyer and its Representatives, during normal business hours, to have access to and to examine and take copies of all books and records of the Seller which are not delivered to the Buyer pursuant to this Agreement and which relate to the Transferred Assets, whether with respect to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date. All books and records of the Seller relating to the Transferred Assets and not delivered to the Buyer pursuant hereto will be preserved by the Seller for a period of not less than five years following the Closing Date.

(b) The Buyer shall preserve and keep all books and records with respect to the Transferred Assets and Liabilities for a period of at least five years following the Closing Date. After such five year period, before the Buyer shall dispose of any such books and records, at least 90 days' prior written notice to such effect shall be given by the Buyer to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books or records as it may select. During such five year period, duly authorized Representatives of the Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

(c) For a period of five years following the Closing Date, the Buyer shall maintain and make available to the Seller for inspection and photocopying during normal business hours all books and records of each of the Subsidiaries and the Buyer.

(d) The Seller and the Buyer will provide each other with such cooperation and information as either of them reasonably may request, in order to facilitate the resolution of any claims made by or against the Seller or the Buyer, whether prior to or after the Closing Date, or the discharge by the Seller or the Buyer of any of its responsibilities or obligations after the Closing Date, including, without limitation, in connection with any legal, governmental or administrative proceeding, filing any Tax Return, amended Tax Return or claim for refund, determining a past, present or future liability for Taxes or a right to refund of Taxes, preparation for litigation or investigation of claims in conducting any audit or other proceeding in respect of Taxes. For this purpose, upon reasonable notice, the Buyer shall (i)  afford the Seller or its representatives, during normal business hours access, to the offices, properties, books and records of the Subsidiaries or the Buyer with respect to the Subsidiaries, (ii)  furnish to the representatives of the Seller such additional financial and other information regarding the Subsidiaries as the Seller may from time to time reasonably request and (iii) make available to the Seller, the employees of the Buyer and the Subsidiaries whose assistance, testimony or presence is reasonably necessary to assist the Seller in evaluating or defending any such claims or in discharging such responsibilities or obligations, including the presence of such persons as witnesses in hearings or trials for such purposes. The Seller shall reimburse the Buyer for all reasonable expenses incurred by the Buyer pursuant to this Section 12.04(d), including salary expenses of employees who are required to be away from their normal place of employment.

12.05 Mail Received After Closing.

(a) In the event that the Buyer receives after the Closing any mail or other communications addressed to the Seller, the Buyer agrees to deliver promptly or cause to be delivered to the Seller such mail or other communications.

(b) In the event that the Seller receives after the Closing mail or other communications addressed to the Seller which relates to any of the Transferred Assets or the Liabilities, the Seller shall promptly deliver or cause to be delivered all such mail and the contents thereof to the Buyer. The Seller agrees to cooperate with the Buyer and to make arrangements (including banking arrangements) reasonably necessary in order to properly deal with checks addressed to the Seller but which belong to the Buyer pursuant to this Agreement, and to properly direct the proceeds thereof to the Buyer.

12.06 No Solicitation.   For a period of three years following the Closing, the Seller shall not, directly or indirectly, actively solicit or induce any employee of the Buyer or any Subsidiary to leave such employment, without the prior written consent of the Buyer.

12.07 Non-Competition.   For a period of three years following the Closing, the Seller shall not, directly or indirectly, engage or attempt to engage, directly or indirectly, in any business competitive with the business of the Buyer (such covenant, the " Non-Competition Agreement").

12.08 Allocation of Tax Items. Whenever it is necessary to determine the liability for Taxes attributable to periods prior to the Closing (such periods, "Pre-Closing Tax Periods"), on one hand, and periods following the Closing (such periods, " Post-Closing Tax Periods"), on the other hand, including but not limited to (i) determinations for purposes of Section 4.10(a)(ii) of this Agreement, (ii) for all Tax Return preparation purposes, or (iii) indemnification of the Seller by the Buyer as provided in this Section 12.08, such determination shall be made on a "closing of the books basis" by assuming that the relevant books of the Company were closed at 11:59 p.m. on the day on which the Closing occurs; provided, however, that (i) transactions occurring on the date on which the Closing actually occurs, excluding any transactions between the Buyer and the Seller which are the subject of this Agreement, that are properly allocable (based on, among other relevant factors, the factors set forth in Treasury Regulation § 1.1502-76(b)(1)(ii)(B)) to the portion of the date on which the Closing actually occurs, but after the time of the Closing, shall be allocated to the Buyer, and (ii) exemptions, allowances or deductions that are calculated on an annual basis, if any, shall be apportioned between Pre-Closing Tax Periods and Post-Closing Tax Periods on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be so apportioned on a daily basis. The Buyer and the Seller agree to report all Tax items in a manner consistent with this Section 12.08, including the reporting of income, deduction, gain, loss, and any other Tax items derived with respect to the operation of the Transferred Assets. The Buyer and the Seller agree to promptly provide the other with any information required to report any Tax item in accordance with the requirements of this Section 12.08. The Buyer shall be liable for and pay, and pursuant to Section 13.02 of this Agreement, (subject to the limitations thereof, and which Section shall control the operation of any indemnification payment pursuant to this provision) shall indemnify and hold harmless the Company and the Holders against all Taxes (whether assessed or unassessed) applicable to the Post-Closing Tax Periods, and as provided for in Section 15.03, and any Taxes as a result of transactions engaged in by the Buyer but not by the Seller, other than transactions which are the subject of this Agreement, occurring on the date on which the Closing actually occurs that are properly allocable (based on, among other relevant factors, the factors set forth in Treasury Regulation § 1.1502-76(b)(1)(ii)(B)) to the portion of the date on which the Closing actually occurs, but after the time of the Closing. The Sellers shall be entitled to any refund of (or credit for) Taxes attributable to Pre-Closing Tax Periods and the Buyer shall be entitled to any refund of (or credit for) Taxes attributable to Post-Closing Tax Periods. In the event of any disagreement between the Buyer and the Seller with respect to the proper allocation of Tax items pursuant to this Section 12.08, PricewaterhouseCoopers LLP shall make the final determination of the proper allocation of all Tax items, which determination shall be binding on the parties, with the parties reporting in accordance with such determination.

ARTICLE XIII INDEMNIFICATION

13.01 Indemnification by the Seller.   The Seller shall indemnify, defend and hold harmless USWeb and the Buyer and each of their respective subsidiaries, officers, directors, employees, agents and each Person who controls USWeb or the Buyer within the meaning of the Exchange Act, from, against, and with respect to any and all loss, damage, claim, obligation, liability, reasonable cost and expense (including without limitation reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (a "Loss") arising out of or in connection with any of the following:

(a) any inaccuracy or breach of any of the representations or warranties of the Seller contained in this Agreement, the Ancillary Agreements or any instrument delivered by the Seller at the Closing;

(b) any failure by the Seller to perform or observe, or to have performed or observed any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement or the Ancillary Agreements;

(c) any debt or liability, recognized as such under GAAP, of the Seller to the extent not disclosed on the balance sheet included in the Financial Statements, on any Schedule hereto, or not otherwise expressly assumed by the Buyer hereunder to the extent such debt or liability would be required to be disclosed pursuant to GAAP;

(d) any of the matters described in Section 4.18 and 4.23(c).

13.02 Indemnification by the Buyer.   The Buyer shall indemnify, defend and hold harmless the Seller and the Seller's respective shareholders, employees, directors, officers and agents from, against and with respect to any Loss arising out of or in connection with any of the following:

(a) any inaccuracy or breach of any of the representations and warranties of the Buyer contained in this Agreement, the Ancillary Agreements or any instrument delivered by the Buyer at the Closing;

(b) any failure by the Buyer to perform or observe, or to have performed or observed any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement or the Ancillary Agreements.

13.03 Notice of Claim.   If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the " Indemnity Obligor") under this Article XIII, then the Indemnified Party shall, within 15 days following receipt of such Third Party Claim, promptly notify the Indemnity Obligor in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within 15 days of its discovery of a claim for recovery, such claim shall be barred only to the extent that the Indemnity Obligor is prejudiced by such failure to notify. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted.

13.04 Defense.

(a) If the facts relating to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 15 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. If notice is given to the Indemnity Obligor of the commencement of any Proceeding and the indemnifying party does not, within 15 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense, unless (a) the employment thereof has been specifically authorized by the Indemnity Obligor, (b) such Indemnified Party will have been advised by counsel reasonably satisfactory to the Indemnity Obligor that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnity Obligor and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (c) the Indemnity Obligor has failed to assume the defense of such action or employ counsel reasonably satisfactory to the Indemnified Party. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. Except as previously set forth in this Section 13.04, the Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a third party claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such Indemnified Matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim. The Indemnity Obligor will take no action in connection with any claim that would adversely affect the Indemnified Party including any compromise or settlement of such claims without the consent of the Indemnified Party.

(b) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which such Indemnified Party would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

13.05 Time for Claims.   Any claim asserted with respect to the items enumerated in Sections 13.01 or 13.02 must be submitted to the Indemnity Obligor in writing, or invoked in official proceedings, within twenty-four months after the Closing Date.

13.06 Limitation.

(a) Notwithstanding the provisions of Section 13.01, the Seller shall not have any indemnification obligation under this Agreement unless and until and to the extent that the aggregate amount of the Losses of the Buyer exceeds $1,000,000 in the aggregate plus the amount of any reserves on the books of the Seller which are properly applied to any expense which shall constitute a loss, and the indemnification obligation of the Seller shall not exceed $60,000,000, except that after the first anniversary of the Closing, the indemnification obligation of the Seller shall not exceed $30,000,000. However, the limitation on liability for indemnification set forth in the previous sentence will not apply (a) to claims for adjustments pursuant to Section  2.03 (nor should any such adjustment be included in determining whether Losses exceed $1,000,000), (b) to any breach of any representations and warranties of the Seller of which the Seller had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Seller of any covenant or obligation hereunder and (c) to claims arising from any matters described in Schedule 4.18 or in Schedule 4.23(c).

(b) The parties hereto agree that a party should not be entitled to indemnification for a Loss if such indemnification, in combination with the adjustment set within Section 2.03, would result in a windfall to such party. On the other hand, the parties hereto further agree that if a party is entitled to indemnification for a Loss, such party is not precluded from recovering from the Indemnity Obligor for such Loss even though the circumstances giving rise to the Loss and the resulting indemnification claim also give rise to such adjustment, if without indemnification and such adjustment, such party would not be made whole. Therefore, the parties agree to the extent a Loss results in such adjustment, no indemnification claim asserted hereunder with respect to such Loss shall result in a recovery which exceeds the amount of the Loss less such adjustment set forth in Section  2.03 resulting from such Loss.

13.07 Characterization.   Any payments pursuant to this Article XIII shall be treated by the parties as adjustments to the Purchase Price for tax purposes, unless otherwise required by law.

13.08 Adjustments to Indemnity Payments. The amount payable by an Indemnity Obligor to an Indemnified Party with respect to a Loss shall be reduced by the amount of any insurance proceeds received by the Indemnified Party to the extent such proceeds are paid by any insurance policies that prior to the Closing Date were fully paid by Indemnity Obligor with respect to the Loss, and each of the parties hereby agrees to use its commercially reasonable best efforts to collect all such insurance proceeds to which it may be entitled in respect of any Loss. Additionally, the amount payable by an Indemnity Obligor to an Indemnified Party with respect to a Loss shall be further reduced by the amount of any Tax Benefit (as defined below), reduced by any Tax Cost (as defined below), realized by any Indemnified Party with respect to the Losses or items giving rise to such claim for indemnification, or with respect to any payments made pursuant to Section 13.01 or 13.02. Tax Benefit shall mean any decrease in liability for Taxes resulting from any deduction, expense, loss, credit or refund realized by the Indemnified Party or any Affiliate thereof, as a result of the Loss, or items giving rise to such claim for indemnification, during the tax periods which include the Closing Date and each subsequent tax period through and including the tax period in which the payment is made pursuant to Section 2.02(b)(ii) of this Agreement (the "Applicable Tax Periods" ), and Tax Cost shall mean any increase in liability for Taxes resulting from any income, gain, or loss of deduction realized by the Indemnified Party or any Affiliate thereof, as a result of any Indemnity Payment in respect of a Loss, during the Applicable Tax Periods; however, any adjustment pursuant to this Section for Tax Costs and Tax Benefits shall be limited to the extent that such Indemnified Party actually (i) in the case of a Tax Cost, suffers an increase in its (or its Affiliates') liabilities for Taxes, and (ii) in the case of a Tax Benefit, experiences a reduction in its (or its Affiliates') liabilities for Taxes in the Applicable Tax Periods, as a result of any Losses or items giving rise to such claim for indemnification and any payment of a Loss. PricewaterhouseCoopers LLP shall make the final determination of any Tax Benefit or Tax Cost, which determination shall be binding on the Parties.

ARTICLE XIV - TERMINATION

14.01 Termination.   This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of each of the Seller and the Buyer;

(b) by the Seller (if the Seller is not then in material breach of any term of this Agreement), if the Buyer shall (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within thirty days after the Seller has notified the Buyer of its intent to terminate this Agreement pursuant to this subparagraph;

(c) by the Buyer (if the Buyer is not then in material breach of any term of this Agreement), if the Company or the Holders shall (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within thirty days after the Buyer has notified the Seller of its intent to terminate this Agreement pursuant to this subparagraph;

(d) by the Seller, on the one hand, or the Buyer, on the other hand, if there shall be any final and binding order, writ, injunction or decree of any court or governmental or regulatory agency binding on any of the Seller or the Buyer which prohibits or restrains the Seller or the Buyer from consummating the transactions contemplated hereby (other than temporary injunctions);

(e) by the Seller, on the one hand, or the Buyer, on the other hand, if the Closing has not occurred by October 23, 1999, for any reason other than delay or nonperformance of the party seeking such termination; or

(f) by the Buyer, if an event having a Material Adverse Effect on the Seller or Buyer shall have occurred after the date of this Agreement.

14.02 Effect on Obligations.   Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 15.03 (with respect to expenses) and 15.04 (with respect to publicity) and 7.01 (with respect to confidentiality); provided, however, that termination pursuant to subparagraph (b) or (c) of Section 14.01 shall not relieve the defaulting or breaching party from any liability to the other parties hereto.

14.03 Topping Fee.

(a) If, within three months from the date hereof, and if USWeb has not willfully breached any material provision of this Agreement, an Acquisition Event (as hereinafter defined) has (i) been consummated by an entity other than USWeb or its wholly-owned subsidiaries or (ii) been offered to the Seller or the Seller's Holders at a price in excess of the price set forth herein and Seller's Holders subsequently do not approve the transactions contemplated by this Agreement, then Seller shall pay to USWeb (by wire transfer of immediately available federal funds to an account designated by USWeb for such purpose) the sum of $20,000,000 (the "Topping Fee") on the second business day following the occurrence of the Acquisition Event. As used herein, an "Acquisition Event" shall mean acquisition of all or substantially all the business of Seller, whether by merger, sale of assets, consolidation, business combination, or otherwise.

(b) For a period of three months following the date hereof, the Seller agrees that it will not enter into any agreement with a USWeb Competitor (as defined below), or any person or entity with respect to Section 14.03(b)(ii) hereof, pursuant to which (i) the Seller grants to such USWeb Competitor rights to any Seller Intellectual Property Rights, (ii)  the Seller grants to such person or entity any right to acquire an equity interest in Seller, (iii) Seller establishes a joint marketing, product development or other similar relationship with a USWeb Competitor or (iv) the Seller establishes any other material relationship with a USWeb Competitor, in each case other than sales of products or services in the ordinary course, unless Seller shall have first complied with the provisions of this Section 14.03. Before entering into any such agreement or relationship with a USWeb Competitor, the Seller shall first negotiate in good faith with USWeb for a period of up to 30 days to enter into such an agreement or establish such a relationship. In the event Seller and USWeb are unable to negotiate a mutually acceptable agreement or relationship within such 30 day period, the Seller shall thereafter be free to enter into a relationship or agreement with a USWeb Competitor on terms which, when considered as a whole, are no more favorable to such USWeb Competitor than the most favorable terms offered to USWeb by Seller during the 30 day negotiation period referenced above. As used herein, "USWeb Competitor" shall mean any entity with annual revenues in excess of $20 million for its last fiscal year which provides Internet professional services.

ARTICLE XV - MISCELLANEOUS

15.01 Survival of Representations.   All of the representations and warranties of the parties hereto contained in this Agreement, the Ancillary Agreements and any instrument delivered to the other party hereto shall terminate on the second anniversary of the Closing.

15.02 Access after the Closing Date.   After the Closing Date, the Buyer shall provide the Seller with reasonable access during normal business hours to copies of all of the books and records of the Seller and the Subsidiaries regarding matters prior to the Closing Date whenever requested by the Seller, and the Buyer shall retain such books and records for the later of the end of the normal document retention period of the Buyer; provided that the Buyer shall retain all required Tax books and records until 60 days following the expiration of the applicable statute of limitations. At the request and expense of the Seller, the Buyer shall deliver copies of any such books and records to the Seller. The Buyer shall use reasonable efforts to cause any of the employees of the Seller or any Subsidiary or the Buyer who were previously employed by the Seller or any Subsidiary to meet with the Seller and its representatives and agents (including counsel and accountants) at such times and places as the Seller may reasonably request in order to provide the Seller with information concerning the operations of the Seller or the Subsidiaries and the conduct of its business by the Seller or such Subsidiary to the Closing Date.

15.03 Payment of Expenses.

(a) All costs, including recordation, stamp, transfer and documentary taxes and fees, and any Federal, State or local excise, sales or use taxes, and any filings or grant fees imposed by any governmental authority caused by, or arising from, any liquidation, merger, sale or transfer by or of the Seller or any Subsidiary or assets of the Seller or any Subsidiary with respect to transactions provided for herein and such notes, taxes and fees incurred after the Closing shall be paid one-half by the Buyer and one-half by the Seller.

(b) Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear its own expenses, including the fees of any brokers, finders, investment bankers, attorneys, accountants and other advisers engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.

15.04 Publicity.   The Seller and the Buyer agree that they will not make any press releases or other announcements prior to the Closing with respect to the transactions contemplated hereby, except as required by applicable law, without the prior approval of all other parties.

15.05 Notices.   All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by telecopy (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to the Seller:

      Mitchell Madison Group L.L.C.
      c/o MeesPierson Fund Services (Bahamas) Limited
      Charlotte House, Charlotte Street
      P.O. Box N9204
      Nassau, Bahamas
      Attn.: Anthony Inder Rieden
      Telephone: (242) 325-1033
      Telecopy: (242) 323-7918

With copies (which shall not constitute notice) to:

      Mitchell Madison Group
      9 West 57th Street (15th Fl.)
      New York, NY 10019
      Attn.: John J. Hogan
      Telephone: (212) 372-9030
      Telecopy: (212) 372-9005

      Cadwalader, Wickersham & Taft
      100 Maiden Lane
      New York, NY 10038
      Attn.: Jonathan M. Wainwright, Esq.
      Telephone: (212) 504-6122
      Telecopy: (212) 504-6666

      and

      Donaldson, Lufkin & Jenrette Securities Corporation
      200 West Madison Street
      Chicago, IL 60606-3489
      Attn.: Peter Pond
      Telephone: (312) 345-6103
      Telecopy: (312) 345-6101

If to the Buyer:

      USWeb
      2880 Lakeside Drive, Suite 300
      Santa Clara, CA 95054
      Attn.: Carolyn Aver
      Telephone: (408) 987-3295
      Telecopy: (408) 987-3240

With a copy (which shall not constitute notice) to:

      Wilson Sonsini Goodrich and Rosati
      650 Page Mill Road
      Palo Alto, CA 94304-1050
      Attn.: Mark Bonham, Esq.
      Telephone: (650) 320-4609
      Telecopy: (650) 845-5000

15.06 Governing Law.   This Agreement shall be governed with respect to corporate matters by the laws of the State of Delaware.

15.07 Resolution of Conflicts; Arbitration.

(a) In the event of any dispute among the parties in connection with this Agreement, including without limitation, disputes over a claim pursuant to Section 13.01 or Section 13.02, any disputes under the state or Federal securities laws in connection with this Agreement, and disputes over the amount of any amount payable pursuant to Section 2.01 hereof, the Seller and USWeb shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Seller and USWeb should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b) If no such agreement can be reached after good faith negotiation (or in any event after 60 days from the date of a Notice setting forth such dispute), either USWeb or the Seller may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. USWeb and the Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate or Notice shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The arbitrators shall not be empowered to award punitive damages.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York under the rules then in effect of the American Arbitration Association. The arbitrators shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

15.08 Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.09 Assignment.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment without such consent shall be void.

15.10 Headings.   The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

15.11 Amendments.   Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto, and the parties hereto waive the right to amend the provisions of this Section orally.

15.12 Interpretation.   The words "includes " and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever used in this Agreement with respect to a party, " Knowledge" as used in this Agreement means that such party (including the owners, officers, directors and employees of such entity) knows or has good or valid reason to know of the matters in question.

15.13 Severability.   In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties thereto. The illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

15.14 Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

15.15 Entire Agreement.   This Agreement and the Schedules and Exhibits hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof, and supersede all prior agreements and understandings between the parties with respect to such subject matter (except with respect to that certain Confidentiality Agreement by and between the Buyer and the Seller which shall not be superseded hereby in the event of a termination of this Agreement for any reason before Closing).

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

MITCHELL MADISON GROUP L.L.C.

By:	_____________________________ Thomas Steiner Managing Partner

USWEB CORPORATION

By:	_____________________________ Robert Shaw Chief Executive Officer

USWEB ACQUISITION CORPORATION 137

By:	_____________________________ Carolyn Aver Chief Financial Officer